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Exhibit 4.2

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

        THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment"), dated as of April 29, 2003, is made by and between United Online, Inc., a Delaware corporation (the "Company"), and U.S. Stock Transfer Corporation, a California corporation (the "Rights Agent"). Capitalized terms not defined herein shall have the meanings set forth in the Rights Agreement (as defined below).

        WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of November 15, 2001 (the "Rights Agreement").

        WHEREAS, Section 27 of the Rights Agreement permits the amendment of the Rights Agreement by action of the Board of Directors of the Company.

        WHEREAS, the Board of Directors of the Company has resolved and determined that an amendment to the Rights Plan is desirable and consistent with, and for the purpose of fulfilling, the objectives of the Board of Directors in connection with the original adoption of the Rights Agreement, and in the best interests of the Company and its stockholders.

        WHEREAS, the Board of Directors of the Company has approved and adopted an amendment to the Rights Agreement so that, among other things, the "Purchase Price" therein will be increased to $140.00 for each Unit of Preferred Stock.

        NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1.
AMENDMENT TO SECTION 1—Definition of "Beneficial Ownership".

a.
Section 1 of the Rights Agreements is hereby amended by deleting from subsection (ii) of the definition of "Beneficial Owner" the clause "(whether or not in writing, other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities)" and inserting the following in lieu thereof:

      "(whether or not in writing, other than customary agreements with and between underwriters and the Company or selling group members with respect to a bona fide public offering of securities)"

  b.
  Section 1 of the Rights Agreement is hereby amended by deleting from subsection (iii) of the definition of "Beneficial Owner" the clause "(whether or not in writing, other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities)" and inserting the following in lieu thereof:

      "(whether or not in writing, other than customary agreements with and between underwriters and the Company or selling group members with respect to a bona fide public offering of securities)"

  2.
  AMENDMENT TO SECTION 7. Section 7(b) of the Rights Agreement is hereby amended to read in its entirety as follows:

              "(b) The Purchase Price for each Unit of Preferred Stock pursuant to the exercise of a Right shall initially be $140.00, shall be subject to adjustment from time to time as provided in Sections 11 and 13 and shall be payable in lawful money of the United States in accordance with paragraph (c) below."

  3.
  AMENDMENT TO SECTION 26. Section 26 of the Rights Agreement is hereby amended by deleting the following:

      "with a copy (which shall not constitute notice) to:
      Brobeck, Phleger & Harrison LLP
      550 South Hope Street
      Los Angeles, California 90071
      Tel: (213) 489-4060
      Fax: (213) 239-1324
      Attn: Richard S. Chernicoff"

  4.
  AMENDMENT TO EXHIBIT B. Exhibit B to the Rights Agreement is hereby amended by deleting the clause "at a purchase price of $25.00 per Unit of Series A Preferred Stock (the "Purchase Price")" from the first full paragraph of Exhibit B and inserting in its place the following:

      "at a purchase price of $140.00 per Unit of Series A Preferred Stock (the "Purchase Price")".

  5.
  EFFECTIVENESS. This Amendment shall be effective as of the date of this Amendment, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

  6.
  CERTIFICATION. The undersigned officer of the Company certifies by execution hereof that this Amendment is consistent with Section 27 of the Rights Agreement.

  7.
  MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed to be effective as of the date and year first above written.

UNITED ONLINE, INC.
By:	/s/ MARK R. GOLDSTON
	Name:	Mark R. Goldston
	Title:	Chairman, Chief Executive Officer and President

U.S. STOCK TRANSFER CORPORATION
By:	/s/ RICHARD BROWN
	Name:	Richard Brown
	Title:	Vice President

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  Exhibit 4.2